Exhibit 10.10

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of this 23rd day of August 2012 by and among T BANK, N.A. (“T Bank”), a national association, and Cain, Watters & Associates, P.L.L.C., a Texas professional limited liability company (“Cain Watters”).

RECITALS

WHEREAS, T Bank previously entered into an Advisory Services Agreement with III:I Financial Management Research, L.P. (“FMR”), joined by Cain Watters, dated April 27, 2006, and amended by that certain letter, dated December 14, 2007 and the Amendment No. 2 to the Advisory Services Agreement, dated October 4, 2010 (as so amended, the “2006 Agreement”);

WHEREAS, T Bank has established certain collective investment funds (collectively, the “CIFs”) pursuant to 12 CFR 9.18(a)(1) (the “AI Funds”), which are maintained exclusively for the collective investment and reinvestment of money contributed to A1 Funds by T Bank, in its capacity as trustee, executor, administrator, guardian or custodian under a Uniform Gifts to Minors Act, and pursuant to 12 CFR 9.18(a)(2) (the “A2 Funds”), which are maintained for the collective investment and reinvestment of funds consisting solely of assets of a retirement, pension, profit sharing, stock bonus or other trusts that are exempt from federal income tax;

WHEREAS, T Bank has decided to make certain changes with respect to the administration of the CIFs and, as a result, T Bank has agreed with FMR and Cain Watters that the 2006 Agreement no longer accurately reflects the duties, responsibilities and obligations of the parties thereto; and

WHEREAS, effective as of the date hereof, T Bank, FMR and Cain Watters have terminated the 2006 Agreement and, in lieu thereof, T Bank and FMR have agreed to an Investment Advisory Agreement (“Investment Advisory Agreement”) and T Bank and Cain Watters have entered into this Agreement.

NOW, THEREFORE, for and in consideration of mutual promises, covenants and other valuable consideration herein expressed, the parties hereto agree as follows:

1.          Agreement.

1.01     T Bank and Cain Watters hereby contract for the purposes of Cain Watters providing the services contemplated by Section 2 hereof to T Bank.

2.          Duties of Cain Watters.

2.01      Services. With respect to persons (the “Clients”) who have appointed Cain Watters as their registered investment advisor pursuant to a written agreement (the “CWA Client Agreements”) between such Client and Cain Watters, and in connection therewith have chosen to appoint T Bank as a fiduciary or custodian with respect to certain of such person’s assets and who have opened an account(s) with T Bank pursuant to a trust or custodial agreement with T Bank for the purposes of establishing a trust or custody account at T Bank (collectively, a “Trust Account”), Cain Watters will consult with the Client regarding the Client’s overall investment portfolio objectives and risk tolerance taking into consideration any existing investment assets maintained in the Trust Account. Cain Waiters will assist the Client in the preparation of an applicable overall or individual account investment policy statement(s) based on Cain Watters’ consultation with Client described above and make recommendations to the Client as to an asset allocation with respect to the Client’s Trust Account. If requested by the Client, Cain Walters will assist the Client in completing any account agreements, including, without limitation, documents related to asset allocation, provided by T Bank and upon execution by the Client, promptly send such agreements and documents to T Bank. The foregoing duties of Cain Walters are referred to herein as the “Services.”

2.02      Standard of Performance. Cain Watters will use its best efforts to act in an ethical, truthful, and appropriate manner in performing the services contemplated by this Agreement.

3.          Representations of Cain Watters. Cain Watters makes the following representations and warranties to T Bank:

3.01      Registered Investment Advisor. Cain Watters is and shall remain at all times during the term of this Agreement registered as an investment adviser with the US Securities and Exchange Commission (the “SEC”).

3.02      Performance of Obligations. Only Cain Watters and Cain Watters employees will perform the Services. In performing the Services, Cain Watters will perform in a manner consistent with all applicable federal and state securities laws and state ethics laws, and the rules and regulations thereunder. Cain Watters has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state or local governmental or regulatory bodies that are required in order to permit Cain Watters to perform its duties hereunder in accordance with applicable law. Neither Cain Watters nor any person associated with Cain Watters are persons (a) subject to an SEC order issued under Section 203(f) of the Investment Advisers Act of 1940 (“Advisers Act”), (b) convicted within the previous ten years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Advisers Act, (c) who have been found by the SEC to have engaged, or have been convicted of engaging, in any of the conduct specified in paragraphs (1), (5) or (6) of Section 203 of the Advisers Act, or (d) subject to an order, judgment or decree described in Section 203(e)(4) of the Advisers Act.

3.03      No Conflicts of Interest. Cain Watters is free to engage in the work necessary to actively provide the Services hereunder without conflict with the interests of any other person, including, without limitation, the Clients, or interference from any other activity.

3.04      No Advertising of CIFs. Cain Watters has not engaged in any general solicitation or general advertisement of the A1 Funds to the general public in any manner that would violate the Securities Act of 1933, as amended (the “Act”) and has not advertised or publicized the A2 Funds, except pursuant to any electronic or written materials provided, from time to time, to Cain Watters by T Bank. Further, Cain Watters has not engaged in any conduct that would require the registration of the CIFs or any interests therein under the Act or the Investment Company Act of 1940, as amended. In the course of providing services to the Clients under the CWA Client Agreements, Cain Watters understands that the CIFs are operated by T Bank for the administrative convenience of T Bank in a manner incidental to T Bank’s trust department activities and not primarily for investment in the CIFs.

 3.05     No Discretion Over Client Funds. Cain Watters does not have discretionary authority with respect to any of the assets in any Trust Account, and the Clients have made their own decisions with respect to establishing or maintaining the Trust Account and with respect to the investment allocations in the Trust Account, including any such allocations to the CIFs.

3.06      Execution and Delivery. Cain Watters has full legal capacity and authority to execute, deliver, and perform this Agreement. This Agreement constitutes the legal, valid and binding obligation of Cain Watters, enforceable against it in accordance with its terms.

3.07      Noncontravention. Cain Watters is not in violation of its organizational certificates or bylaws, or in violation in any material respect with any applicable law, statute or regulation of any governmental agency, board, bureau or body relating to the conduct of its business, including without limitation, rules, regulations and other pronouncements of the SEC, or in violation or default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority, any license or regulation of any governmental agency, or in default under any indenture, mortgage, lease, agreement or other instrument under which Cain Watters is obligated, which violation or default, respectively, would result in a material adverse effect on the financial condition or results of the operations of Cain Watters or impair Cain Watters’ ability to provide the Services. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the organizational certificates or bylaws of Cain Watters or of any material agreement, indenture, instrument, lien, charge, encumbrance or undertaking of Cain Watters.

3.08      Organization and Qualification. Cain Watters is organized, validly existing, and in good standing under the laws of the State of Texas. Cain Watters has all requisite power and authority (including all licenses, franchises, permits, and other governmental authorizations as are legally required) to conduct its business, and carry out its obligations under this Agreement.

3.09     Consents and Approvals. No consent, approval or order of any governmental or administrative board or body, including without limitation, the SEC and the Financial Industry Regulatory Authority, is required for the execution and delivery by Cain Watters of this Agreement.

 4.         Representations of T Bank. T Bank makes the following representations and warranties to Cain Watters:

4.01      Execution and Delivery. T Bank has full legal capacity and authority to execute, deliver, and perform this Agreement. This Agreement constitutes the legal, valid and binding obligation of T Bank, enforceable against it in accordance with its terms.

4.02      Noncontravention. T Bank is not in violation of its organizational certificates or bylaws, or in violation in any material respect with any applicable law, statute or regulation of any governmental agency, board, bureau or body relating to the conduct of its trust business, including without limitation, rules, regulations and other pronouncements of the Office of the Comptroller of the Currency (the “OCC”), or in violation or default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority, any license or regulation of any governmental agency, or in default under any indenture, mortgage, lease, agreement or other instrument under which T Bank is obligated, which violation or default, respectively, would result in a material adverse effect on the financial condition or results of the operations of T Bank or impair T Bank’s ability to perform its obligations under this Agreement. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the organizational certificates or bylaws of T Bank or of any material agreement, indenture, instrument, lien, charge, encumbrance or undertaking of T Bank.

4.03      Organization and Qualification. T Bank is organized, validly existing, and in good standing under the laws of the United States of America. T Bank has all requisite power and authority (including all licenses, franchises, permits, and other governmental authorizations as are legally required) to conduct its business, and carry out its obligations under this Agreement.

4.04      Consents and Approvals. No consent, approval or order of any governmental or administrative board or body, including without limitation, the OCC, is required for the execution and delivery by T Bank of this Agreement.

5.          Covenants.

5.01     Full Cooperation. T Bank and Cain Watters agree to cooperate fully with each other with respect to any governmental investigation or administrative or judicial proceeding and in connection with any consumer complaint with respect to the transactions of the trust or custodial business by T Bank, including, without limitation, any of the Trust Accounts, and in connection with any claims by Clients with respect to the Trust Accounts. To the extent permitted by applicable law, each party shall consult with the other party hereto before responding to any such investigation, administrative or judicial proceeding on a consumer complaint, and each party shall keep the other fully advised as to the status thereof. From time to time and upon the written request of Cain Watters, T Bank will make available lists of Clients as recorded in T Bank’s trust accounting system.

 5.02     Untrue Representations. Each of Cain Watters and T Bank agrees to promptly notify the other party in the event any of the representations and warranties made in Sections 3 or 4 of this Agreement, respectively, become inaccurate at any time during the Term (as defined herein) of this Agreement.

5.03      Independent Contractor. Any provision of this Agreement to the contrary notwithstanding, Cain Watters and T Bank agree that no employee of Cain Watters shall be deemed to be an employee of T Bank for any purpose whatsoever, and that no employee of Cain Watters shall be entitled to receive any remuneration or other compensation from T Bank or any agent or subagent of T Bank; no employee of Cain Watters shall have the authority or right to enter into any contracts, obligations or commitments which shall be legally binding on T Bank.

5.04      Preservation of Business Relationships. Each of Cain Watters and T Bank shall use their respective commercially reasonable best efforts to preserve the other parties’ business relations with the Clients, and agrees not to solicit them to change service providers with respect to the services provided to such Clients by Cain Watters and T Bank, respectively during the Term (as defined herein) of this Agreement. Notwithstanding the foregoing sentence, neither Cain Watters nor T Bank shall be deemed to be in violation of this Section 5.04 by virtue of general advertising, mass mailing, telemarketing or other marketing or public relations that is intended to reach individuals or groups that are broader than the Clients. Each of Cain Watters and T Bank agrees to refrain from taking any action that would damage the other party’s business relations with the Clients or business prospects during the Term (as defined herein) of this Agreement. The restrictions set forth in this Section 5.04 do not apply to the extent they restrict either Cain Watters or T Bank from taking or refusing to take any action with respect to the other party’s business relationship with a Client if such party has reasonably determined, in good faith, that complying with the restrictions above would be likely to constitute a breach of such party’s fiduciary or statutory duties or constitute a breach by Cain Watters of any of the terms of a CWA Client Agreement; provided, however, such party shall promptly provide the other party with written notice of such a determination and the basis or rationale for that decision.

5.05     Compliance with Laws. Each of T Bank and Cain Watters agrees to use commercially reasonable efforts to comply with all laws, ordinances, rules and regulations applicable to them as it relates to the Services, and shall cause its employees and agents to do the same. Neither T Bank nor Cain Watters will knowingly engage in any activity that is a breach of fiduciary duty or that could result in a prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, or the rules, regulations or pronouncements of the Department of Labor or the Internal Revenue Service, respectively.

6.          Indemnification.

(a)       T Bank hereby agrees to protect, indemnify and hold harmless Cain Watters, its members, officers, agents, consultants and employees, from and against any and all claims, costs, losses, damages, and liability incurred by Cain Watters, its members, officers, agents, consultants or employees, as a result of the breach or violation of any of the terms of this Agreement by T Bank, or because of any misrepresentation, negligence or intentional wrongful act by T Bank in dealing with any and all third parties, including without limitation the Clients.

(b)        Cain Watters hereby agrees to protect, indemnify and hold harmless T Bank, its agents, consultants, officers, directors, and employees, from and against any and all claims, costs, losses, damages, and liability incurred by T Bank, its agents, consultants, officers, directors, or employees, as a result of the breach or violation of any of the terms of this Agreement by Cain Watters or because of any material misrepresentation, negligence or intentional wrongful act by Cain Watters in dealing with any and all third parties, including without limitation, the Clients. Cain Watters shall defend suits or claims for infringement of patent rights, and shall hold T Bank harmless from loss on account thereof.

7.          Confidentiality.

(a)         Each of Cain Watters and T Bank shall keep confidential any information regarding the business and affairs of the other party and the Clients (the “Information”) except in connection with Cain Watters rendering the Services under this Agreement. Each of Cain Watters and T Bank shall take all appropriate steps to ensure that its employees, agents and affiliates hold the Information in confidence and that the Information shall not be divulged to any third party or used in any manner except for the purposes of performing the services under this Agreement.

(b)        In the event that either party hereto receives a request in the form of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental or regulatory body requesting that such party disclose all or any part of the Information, such party agrees to (i) immediately notify the other party of the existence, terms and circumstances surrounding such a request, (ii) consult with the other party on the advisability of taking legally available steps to resist or narrow such request, (iii) if disclosure of such Information is required, furnish only that portion of the Information which, in the written opinion of counsel to the party receiving such request, such party is legally compelled to disclose, and (iv) exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed Information as the other party may reasonably designate.

8.          Term and Termination.

8.01      Term. Unless earlier terminated as provided in Section 8.02, this Agreement shall expire and terminate on December 1, 2017 (the “Initial Term”); provided that this Agreement shall be automatically extended for an additional one (1) year term (the “Renewal Term”) unless one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term, either party has provided written notice of intent to terminate this Agreement. Thereafter, this Agreement shall automatically extend for additional one-year terms on the same basis and with the same termination provisions as the Renewal Term (the Initial Term and all Renewal Terms shall be the “Term”).

8.02      Events of Termination. This Agreement shall terminate on the occurrence of any of the following events:

(a)        Anything contained herein to the contrary notwithstanding, in the event T Bank shall discontinue operating its business, this Agreement shall cease and terminate on the first day of the month next following the month in which T Bank ceases operations with the same force and effect as if the said first day of such month were originally set forth as a termination date hereof;

(b)        By delivery through the U.S. Mail, or by hand, a written notice of termination of this Agreement by one party to the other party as contemplated by Section 8.01;

(c)         In the event that T Bank loses regulatory authority to operate a trust department to provide custodial and fiduciary services or to act as custodian of collective investment funds;

(d)        By T Bank or Cain Watters, upon the termination of the Investment Advisory Agreement;

(e)        By T Bank, in the event any of the general partners, executive officers or directors of Cain Watters become the subject of an administrative, judicial or investigative proceeding, civil or criminal, related to investment advisory services or that would reasonably be deemed to impair the ability of Cain Watters to perform its obligations under this Agreement;

(f)        By Cain Watters, in the event T Bank or any of its executive officers or directors becomes the subject of an administrative, judicial or investigative proceeding, civil or criminal, related to custodial or fiduciary services or that would reasonably be deemed to impair the ability of T Bank to perform its obligations under this Agreement;

(g)        Upon the dissolution or bankruptcy of any party hereto, or in the event any party shall be placed in receivership or the management of its affairs shall be assumed by any governmental, regulatory or judicial authority, this Agreement shall terminate on the date any such event shall occur;

(h)         By the mutual written consent of T Bank and Cain Watters;

(i)          By T Bank, in the event that Cain Watters fails to comply with its covenants or agreements contained in this Agreement, and such failure is not cured, or if any of the representations or warranties of Cain Watters contained herein are inaccurate in any material respect, and such inaccurate representation or warranty is not cured within thirty (30) days after notice from T Bank.

(j)         By Cain Watters, in the event that T Bank fails to comply with its covenants or agreements contained in this Agreement or in the Investment Advisory Agreement, and such failure is not cured, or if any of the representations or warranties of T Bank contained herein or therein are inaccurate in any material respect, and such inaccurate representation or warranty is not cured within thirty (30) days after notice from Cain Watters.

8.03       Notice of Termination. The power of termination provided for by Section 8 hereof may be exercised only by a notice given in writing, as provided in Section 9.04 hereof.

8.04      Effect of Termination. Without limiting any other relief to which any party hereto may be entitled for breach of this Agreement, if this Agreement is terminated pursuant to the provisions of Section 8.01 hereof, the provisions of Sections 3, 6, 7 and this Section 8.04 shall survive the expiration or termination of this Agreement.

9.          Miscellaneous.

9.01      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior written or oral understanding between the parties with respect to the subject matter hereof. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective subsidiaries and affiliates of the parties hereto. None of this Agreement nor any of the rights, obligations, or liabilities of either party hereto shall be assigned without the prior written consent of the other party. Any such assignment shall be evidenced by a written document executed by the parties and attached to and made a part of this Agreement.

9.02      Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. All claims or causes of action arising out of this Agreement or any other agreement or document executed by T Bank and Cain Watters in connection with this Agreement shall be asserted only in a court of appropriate jurisdiction in Dallas County, Texas, and all objections to jurisdiction and venue in such forum are hereby expressly waived. Each of the parties hereto expressly waives all right to trial by jury in any action or proceeding arising out of this Agreement.

9.03      Attorneys’ Fees. If any act at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, court costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

9.04     Notice. Any notices to be given hereunder by one party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing below, but each party may change its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated upon actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

If to T Bank:	Patrick Howard T Bank, N. A. 16000 Dallas Parkway Suite 125 Dallas, Texas 75248

If to Cain Watters:	Dan Wicker Cain, Watters and Associates, P.L.L.C. 6900 North Dallas Parkway Legacy Tower II, Suite 500 Plano, Texas 75024

9.05     Amendment. This Agreement may be amended from time to time upon mutual agreement by the parties hereto; provided, however, any such amendment shall be evidenced by a written instrument executed by the parties which is attached to and made a part of this Agreement.

9.06     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

9.07      Counterparts. This Agreement may be executed in two (2) or more counterparts each of which shall be deemed a duplicate original and each of which shall constitute one and the same instrument.

(signature page follows)

T BANK, N.A.

/s/ Patrick Howard
Patrick Howard, President and CEO

CAIN WATTERS AND ASSOCIATES, P.L.L.C., a Texas Professional Limited Liability Company

/s/ Dan Wicker
Dan Wicker, Partner